SCHEDULE 14A INFORMATION

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MARIMBA, INC.

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BMC SOFTWARE, INC.

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The following is the text of a joint press release issued by Marimba, Inc. and BMC Software, Inc. on April 29, 2004:

FOR IMMEDIATE RELEASE
Public Relations Contacts:
Arch Currid	Kurt Mumma
BMC Software, Inc.	Marimba, Inc.
713-918-3236	650-930-5210
arch_currid@bmc.com	kmumma@marimba.com

BMC Software to Acquire Marimba, Inc.

Expanded Change and Configuration Capabilities to Extend

Business Service Management Strategy

HOUSTON, TX & MOUNTAIN VIEW, Calif. — (April 29, 2004) — BMC Software, Inc. (NYSE: BMC) and Marimba, Inc. (Nasdaq: MRBA) today announced they have signed a definitive merger agreement under which BMC Software will acquire Marimba for a purchase price of $8.25 per share in cash. The transaction reflects a purchase price of approximately $239 million. After adjusting for Marimba’s expected net cash balance, as of March 31, 2004, the net purchase price is approximately $187 million. BMC Software will also assume outstanding Marimba stock options and convert them into BMC Software stock options based on a conversion ratio derived from the purchase price per share. BMC Software will not be required to have a shareholder vote and expects the transaction to be accretive to earnings per share within 12 months of closing.

Marimba, Inc. is a leading provider of products and services for software change and configuration management that enables enterprises worldwide to dynamically manage their IT assets, increase operational efficiency, and reduce IT costs. Marimba customers represent a variety of industries, including, insurance, government, financial services, health care, and retail.

“Through BMC Software’s strengths in enterprise management, Remedy’s powerful capabilities in service desk, change management, and asset management, and Marimba’s leadership across both client and server management, this acquisition positions BMC Software to offer a unique set of enterprise solutions that simplify IT operations and extend our leadership position in Business Service Management,” said Bob Beauchamp, BMC Software president and CEO. “Additionally, the combined technology offers customers a complete solution that focuses on business and IT alignment solutions that reduce costs and business risk.”

In addition to strengthening BMC Software’s Business Service Management-related (BSM) offerings, this acquisition unites key technologies and processes to provide a more complete answer to BMC Software customers’ change process and configuration management problems. BMC Software’s Remedy business unit delivers Service Management software solutions that enable organizations to automate and manage internal and external service and support processes. Remedy’s IT Service Management solutions, including Remedy Change Management and Remedy Asset Management, and Marimba’s discovery and provisioning solutions are a natural fit and extension to each other.

“Given the highly complementary nature of Marimba’s solutions to BMC Software’s core technologies and Remedy offerings, the combined solutions provide customers with a single vendor that delivers a complete change and configuration management solution tying together process-based asset and change management

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BMC Software to Acquire Marimba, Inc.

capabilities with policy-based discovery, patch management, and software distribution,” said Rich Wyckoff, Marimba president and CEO. “Furthermore, this acquisition should complement and extend BMC Software’s server management offering, as well as significantly expand the reach of Marimba’s leading technologies to a broader customer base and improve Marimba’s market position in key growth areas.”

The transaction is subject to customary closing conditions, including regulatory approval and the approval of Marimba’s stockholders. BMC Software expects the transaction to close in its second fiscal quarter. BMC Software was advised by Morgan Stanley and Vinson & Elkins L.L.P. Marimba was advised by Broadview International, a division of Jefferies & Company, Inc., and Fenwick & West LLP.

Key benefits of acquisition:

•	Strengthens BMC Software’s BSM-related offerings through improved discovery and configuration management capabilities.

•	Complements Remedy’s IT Service Management solutions through enhanced asset, change and configuration management solutions.

•	Automates the discovery and configuration of IT assets to enable service impact modeling that helps manage and prioritize IT resources based on business impact, and IT asset management that helps reduce operational costs.

•	Automates desktop and server software distribution and patch management to increase responsiveness to changing business requirements.

A BMC Software conference call to discuss the acquisition of Marimba and BMC Software’s fourth quarter results is scheduled for today at 11:00 a.m. central time. Those interested in participating may call (719) 457-2727 and use the passcode BMC. To access a replay of the conference call, which will be available for one week, dial (719) 457-0820 and use the passcode BMC. A live webcast of the conference call and presentation will be available on BMC Software’s website at www.bmc.com/investors. A replay of the webcast will be available within 24 hours and archived on the website for 90 days.

About Business Service Management

Business Service Management (BSM) is BMC Software’s approach for enabling companies to manage IT and services from a business perspective. BSM enables companies to understand and predict the impact of technology changes on the business, and conversely, how changes in the business impact IT, resulting in improved customer service and business performance. For additional information on BSM, visit www.bmc.com

About BMC Software

BMC Software [NYSE: BMC] is a leading provider of enterprise management solutions that empower companies to manage IT from a business perspective. Delivering Business Service Management, BMC Software solutions span enterprise systems, applications, database and service management. Founded in 1980, BMC Software has offices worldwide and fiscal 2004 revenues of more than $1.4 billion. For more information about BMC Software, visit www.bmc.com

About Marimba

Marimba, Inc. [Nasdaq: MRBA] is a leading provider of products and services for software change and configuration management. Marimba helps enterprises worldwide to dynamically manage and protect their IT assets, increase operational efficiency, and reduce IT costs. Marimba is headquartered in Mountain View, Calif. Visit www.marimba.com for more information.

BMC Software to Acquire Marimba, Inc.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning BMC Software’s proposed acquisition of Marimba, BMC Software’s expected financial performance (including without limitation as described in the quotations from management in this press release), as well as BMC Software’s strategic and operational plans. Forward-looking statements made about the business, strategic and operational plans or financial performance of BMC Software are made solely by BMC Software Inc., and Marimba, Inc. undertakes no responsibility or liability for such statements. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. Potential risks and uncertainties regarding the acquisition include, among others, the requirement that Marimba’s stockholders must approve the transaction, the required receipt of necessary regulatory approvals, including from the SEC and under applicable antitrust laws, other conditions to the closing of the merger, the possibility that the transaction will not close or that the closing may be delayed, and the effect of the announcement of the merger on Marimba’s customer relationships, operating results and business generally, including the ability to retain key employees. Other potential risks and uncertainties include, among others, the reaction of customers of BMC Software and Marimba to the transaction; BMC Software’s ability to successfully integrate Marimba’s operations and employees; and general economic conditions. More information about potential factors that could affect BMC Software’s business and financial results is included in BMC Software’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2003 which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. For more information and additional risk factors regarding Marimba generally, see “Factors Affecting Operating Results” contained in Marimba’s Annual Report on Form 10-K filed with the SEC on March 16, 2004 and in other reports filed by Marimba with the SEC.

Additional Information About the Merger and Where to Find It

Marimba will file a proxy statement and other documents regarding the proposed merger described in this press release with the SEC. MARIMBA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement will be sent to stockholders of Marimba seeking their approval of the transaction. Investors and security holders may obtain a copy of the proxy statement (when it is available) and any other relevant documents filed by Marimba with the SEC for free at the SEC’s web site at www.sec.gov. Copies of the proxy statement and other documents filed by Marimba with the SEC may also be obtained free of cost by directing a request to: Investor Relations Group, Marimba, Inc, 440 Clyde Avenue, Mountain View, CA 94043; or InvestorRelations@marimba.com. You may also read and copy any reports, statements and other information filed by Marimba at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

Marimba and BMC Software and their respective directors, executive officers and certain of their employees may be deemed to be participants in the solicitation of proxies of Marimba stockholders in connection with the proposed merger. Certain directors and executive officers of Marimba may have interests in the merger, including severance arrangements, acceleration of vesting of stock options and as a result of holding options or shares of Marimba common stock generally, and their interests will be described in the proxy statement that will be filed by Marimba with the SEC.

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BMC Software, the BMC Software logos and all other BMC Software product or service names are registered trademarks or trademarks of BMC Software, Inc. All other trademarks or registered trademarks belong to their respective companies.

Marimba is a registered trademark of Marimba, Inc., in the U.S. and certain other countries. Other trademarks and product, company or service names included herein are the property of their respective owners.